[LOGO OF PEAT MARWICK LLP APPEARS HERE]


                                                                    Exhibit 99.1

     12 Fountain Plaza, Suite 601
     Buffalo, NY 14202


                         INDEPENDENT AUDITORS' REPORT



The Board of Trustees
Lockport Savings Bank:


We have audited the accompanying consolidated statements of condition of Lockport Savings Bank and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lockport Savings Bank and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP


Buffalo, New York
February 20, 1998

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                     Consolidated Statements of Condition

                          December 31, 1997 and 1996
                                (In thousands)

                Assets                                 1997             1996
                ------                                 ----             ----
Cash and cash equivalents:
   Cash and due from banks                        $    13,913           11,219
   Federal funds sold                                   7,700            5,000
   Securities purchased under resale agreements        15,000              -
                                                  -----------      -----------
      Total cash and cash equivalents                  36,613           16,219

Securities available for sale                         449,281          409,735
Securities held to maturity                            17,000           38,000
Loans, net                                            635,396          598,486
Accrued interest receivable                             7,085            6,348
Premises and equipment, net                            22,308           13,240
Federal Home Loan Bank stock, at cost                   6,392            5,394
Other assets                                            4,951            5,936
                                                  -----------      -----------
                                                  $ 1,179,026        1,093,358
                                                  ===========      ===========
        Liabilities and Net Worth
        -------------------------
Liabilities:
   Deposits                                       $   986,875          920,072
   Mortgagors' payments held in escrow                  8,746            8,773
   Short-term borrowings                               18,783           27,008
   Long-term debt                                      14,934            5,000
   Other liabilities                                   19,217           16,841
                                                  -----------      -----------
                                                    1,048,555          977,694
                                                  -----------      -----------

Commitments and contingencies

Net worth:
   Surplus and undivided profits                      127,941          116,690
   Net unrealized gain (loss) on securities
    available for sale, net of deferred income
    taxes                                               2,530           (1,026)
                                                  -----------      -----------
                                                      130,471          115,664
                                                  -----------      -----------
                                                  $ 1,179,026        1,093,358
                                                  ===========      ===========


See accompanying notes to consolidated financial statements.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                       Consolidated Statements of Income

                 Years ended December 31, 1997, 1996 and 1995
                                (In thousands)

                                                                  1997           1996          1995
                                                                  ----           ----          ----
Interest Income:
    Real estate loans                                          $  44,540        40,440        36,948
    Other loans                                                    7,029         6,845         6,400
    Securities available for sale                                 27,838        24,422        21,743
    Securities held to maturity                                    1,429         1,698         2,780
    Federal funds sold and securities
       purchased under resale argreements                          1,079         1,293         1,647
    Other                                                            448           364           338
                                                               ---------    ----------    ----------
                                                                  82,363        75,062        69,856
Interest expense:
    Deposits                                                      43,385        39,814        39,034
    Borrowed funds                                                 1,593           841             -
                                                               ---------    ----------    ----------

      Net interest income                                         37,385        34,407        30,822

Provision for loan losses                                          1,493         2,187         1,016
                                                               ---------    ----------    ----------

      Net interest income after provision for loan losse          35,892        32,220        29,806
                                                               ---------    ----------    ----------

Noninterest income:
    Banking service charges and fees                               3,085         2,468         1,837
    Loan fees                                                      1,147         1,027           855
    Net gain on sale of securities available for sale                910           576         1,477
    Other                                                          1,654         1,681         1,237
                                                               ---------    ----------    ----------
      Total noninterest income                                     6,796         5,752         5,406
                                                               ---------    ----------    ----------

Noninterest expense:
    Salaries and employee benefits                                13,119        11,477         9,706
    Occupancy and equipment                                        3,749         3,178         2,635
    Network interchange fees                                       1,197           984           877
    Deposit insurance                                                121             2           983
    Marketing and advertising                                      1,398         1,355           978
    Other                                                          5,594         3,930         4,964
                                                               ---------    ----------    ----------
      Total noninterest expense                                   25,178        20,926        20,143
                                                               ---------    ----------    ----------

      Income before income taxes                                  17,510        17,046        15,069

Income taxes                                                       6,259         6,278         5,144
                                                               ---------    ----------    ----------

      Net income                                               $  11,251        10,768         9,925
                                                               =========    ==========    ==========

See accompanying notes to consolidated financial statements.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                 Years ended December 31, 1997, 1996 and 1995
                                (In thousands)

                                                                                1997          1996          1995
                                                                                ----          ----          ----
Cash flows from operating activities:
   Net income                                                               $11,251        10,768         9,925
   Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depreciation of premises and equipment                                 2,256         1,911         1,607
       Amortization (accretion) of fees and discounts, net                     (279)         (717)          554
       Provision for loan losses                                              1,493         2,187         1,016
       Other provisions for losses                                              339            23           834
       Net gain on sale of securities available for sale                       (910)         (576)       (1,477)
       Deferred income taxes                                                   (324)         (387)         (253)
       (Increase) decrease in:
           Accrued interest receivable                                         (737)         (726)         (198)
           Other assets                                                      (2,497)        3,356       (10,390)
       Increase in other liabilities                                          2,378         2,661         8,607
                                                                            ---------     --------      ---------

            Net cash provided by operating activities                        12,970        18,500        10,225
                                                                            ---------     --------      ---------

Cash flows from investing activities:
   Purchase of securities available for sale                                (99,005)      (91,304)      (11,770)
   Proceeds from sales of securities available for sale                      27,366        16,803        11,892
   Proceeds from maturities of securities available for sale                 11,175        27,215             -
   Purchase of mortgage-backed securities available for sale                (67,340)      (85,506)      (46,375)
   Proceeds from sales of mortgage-backed securities
      available for sale                                                     47,792        24,924        50,755
   Principal payments on mortgage-backed securities
      available for sale                                                     47,379        35,522        29,780
   Purchase of securities held to maturity                                 (199,100)     (249,700)     (239,100)
   Proceeds from maturities of securities held to maturity                  220,100       258,400       227,368
   Net increase in loans                                                    (36,394)      (65,123)      (62,288)
   Other                                                                    (13,034)       (2,534)       (3,647)
                                                                           ----------    ----------    ----------

            Net cash used by investing activities                           (61,061)     (131,303)      (43,385)
                                                                           ----------    ----------    ----------

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

               Consolidated Statements of Cash Flows, continued

                                                                        1997          1996          1995
                                                                      --------       -------       -------
Cash flows from financing activities:
   Net increase in deposits                                           $ 66,803        59,007        41,375
   Net increase (decrease) in mortgagors' payments held in
      escrow                                                               (27)       (1,416)          589
   Proceeds from (repayment of) short-term borrowings                   (8,225)       27,008             -
   Proceeds from long-term debt                                         10,000         5,000             -
   Repayments of long-term debt                                            (66)            -             -
                                                                      --------       -------       -------

      Net cash provided by financing activities                         68,485        89,599        41,964
                                                                      --------       -------       -------

      Net increase (decrease) in cash and cash equivalents              20,394       (23,204)        8,804

Cash and cash equivalents at beginning of year                          16,219        39,423        30,619
                                                                      --------       -------       -------

Cash and cash equivalents at end of year                              $ 36,613        16,219        39,423
                                                                      ========       =======       =======

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
     Income taxes                                                     $  3,870         6,597         4,110
     Interest expense                                                   44,693        40,485        38,972
                                                                      ========       =======       =======

See accompanying notes to consolidated financial statements.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                 Years Ended December 31, 1997, 1996 and 1995


(1)  Summary of Significant Accounting Policies
-----------------------------------------------

   The accounting and reporting policies of Lockport Savings Bank, a New York
     State chartered FDIC insured mutual savings bank, and its subsidiaries conform to general practices within the banking industry and to generally accepted accounting principles. The following is a description of the more significant accounting policies.

     (a)  Principles of Consolidation
     --------------------------------

          The consolidated financial statements include the accounts of Lockport
            Savings Bank (LSB) and its subsidiaries (the Bank), LSB Associates, Inc., an agent for third party mutual fund and annuity sales; LSB Realty, Inc., a real estate development company; LSB Funding, Inc., a real estate investment trust; and LSB Securities, Inc., a securities investment company. All significant intercompany balances and transactions have been eliminated in consolidation.

     (b)  Cash and Cash Equivalents
     ------------------------------

          For purposes of reporting cash flows, cash and cash equivalents include, cash on hand, amounts due from banks, federal funds generally sold for one to three day periods, and securities purchased under resale agreements generally sold within 90 days.

     (c)  Investment Securities
     --------------------------

          Debt securities and marketable equity securities are classified as either available for sale or held to maturity. Held to maturity securities are those that the Bank has the positive intent and ability to hold to maturity. All other securities are classified as available for sale.

          Securities available for sale are carried at fair value with unrealized gains and losses, net of the related deferred tax effect, excluded from earnings and reported as a separate component of net worth. Realized gains and losses are determined using the specific identification method.

          Securities held to maturity are recorded at cost with discounts accreted and premiums amortized to maturity using a method that approximates level-yield. If permanent impairment of a security exists, that security is written down to fair value with a charge to earnings.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies, Continued
----------------------------------------------------------

     (d)  Loans
     ----------

          Loans are stated at the principal amount outstanding, adjusted for net unamortized deferred fees and costs which are accrued to income on the interest method. Accrual of interest income on loans is discontinued after payments become more than ninety days delinquent, unless the status of a particular loan clearly indicates earlier discontinuance is more appropriate. All uncollected interest income previously recognized on non-accrual loans is reversed and subsequently recognized only to the extent payments are received. In those instances where there is doubt as to the collectibility of principal, interest payments are applied to principal. Loans are generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance, generally six months, has been demonstrated.

          Purchased loans are recorded at cost with related premiums or discounts amortized to expense or accreted to income using the interest method over the estimated life of the loans. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market. Net unrealized losses are recognized through a valuation allowance by charges to earnings.

     (e)  Real Estate Owned
     ----------------------

          Real estate owned consists of property acquired in settlement of loans which are initially valued at the lower of cost or fair value based on appraisals at foreclosure and are periodically adjusted to the lower of adjusted cost or net realizable value throughout the remaining period.

     (f)  Allowance for Loan Losses
     ------------------------------

          The allowance for loan losses is established through charges to earnings. Management's determination of the balance of the allowance is based on many factors including credit evaluation of the loan portfolio, current and expected economic conditions and past loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies, Continued
----------------------------------------------------------

     (f)  Allowance for Loan Losses, Continued
     -----------------------------------------

          A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts of principal and interest under the original terms of the agreement. Such loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the underlying collateral if the loan is collateral dependent. The Bank excludes smaller-balance homogeneous loans that are collectively evaluated for impairment, including one-to four-family residential mortgage loans, student loans and consumer loans, other than those modified in a troubled debt restructuring.

     (g)  Mortgage Servicing Rights
     ------------------------------

          In 1996, the Bank adopted Statement of Financial Accounting Standards
               (SFAS) No. 122, "Accounting for Mortgage Servicing Rights", an amendment to SFAS No. 65. Accordingly, the rights to service mortgage loans for others are carried as separate assets at fair value, whether acquired through purchase transactions or through loan originations. The adoption of this standard did not have a material impact on the Bank's consolidated financial statements.

     (h)  Premises and Equipment
     ---------------------------

          Premises and equipment are carried at cost, net of accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Lease hold improvements are amortized on the straight-line method over the lesser of the life of the improvements or the lease term.

     (i)  Employee Benefits
     ----------------------

          The Bank maintains a non-contributory, qualified, defined benefit pension plan that covers substantially all full time employees. The actuarially determined pension benefits in the form of a life annuity are based on the employee's combined years of service, age and compensation. The Bank's policy is to fund the minimum amount required by government regulations.

          The Bank also provides certain post-retirement benefits, principally health care and group life insurance, to employees and their beneficiaries and dependents. The Bank accrues for the expected cost of providing these post-retirement benefits during an employee's active years of service.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies, Continued
----------------------------------------------------------

     (j)  Income Taxes
     -----------------

          Income taxes are accounted for under the asset and liability method.
               Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     (k)  Transfers and Servicing of Financial Assets and Extinguishments of
     -----------------------------------------------------------------------
     Liabilities
     -----------

          In 1997, the Bank adopted SFAS No. 125, "Accounting for Transfers and
               Servicing of Financial Assets and Extinguishments of Liabilities", as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of Financial Accounting Standards Board (FASB) Statement No. 125". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 127 deferred the adoption of certain provisions of SFAS No. 125 until January 1, 1998. The adoption of SFAS No. 125, as amended by SFAS No. 127, did not have a material impact on the Bank's financial position, results of operations, or liquidity.

     (l)  New Accounting Standards
     -----------------------------

          In February 1997, the FASB issued SFAS No. 129, "Disclosure of
               Information about Capital Structure". SFAS No. 129 summarizes previously issued disclosure guidance contained within APB Opinion Nos. 10 and 15 as well as SFAS No. 47. There will be no changes to the Bank's disclosures pursuant to the adoption of SFAS No. 129. This statement is effective for financial statements for periods ending after December 15, 1997.

          In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive
               Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed prominently as part of the notes to the financial statements. Only the impact of unrealized gains or losses on securities available for sale is expected to be disclosed as an additional component of the Bank's income under the requirements of SFAS No. 130. This statement is effective for fiscal years beginning after December 15, 1997.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies, Continued
----------------------------------------------------------

     (l)  New Accounting Standards (Continued)
     -----------------------------------------

          In June 1997, the FASB issued SFAS No. 131, "Disclosures about
               Segments of an Enterprise and Related Information," which changes the way companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity wide disclosures about the products and services an entity provides, the foreign countries in which it holds assets and reports revenues, and its major customers. This statement is effective for fiscal years beginning after December 15, 1997.

     (m)  Use of Estimates
     ---------------------

          Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (n)  Reclassifications
     ----------------------
          Certain reclassifications were made to the 1996 and 1995 financial statements to conform them to the 1997 presentation.

(2)  Securities Purchased under Resale Agreements
-------------------------------------------------

     The Bank enters into agreements with large securities dealers to purchase residential and commercial mortgage loans, mortgage-backed securities and U.S. Treasury Notes and to resell substantially identical securities, generally within 90 days. Such agreements at December 31, 1997, consist of mortgage loans and U.S. Treasury Notes, have a weighted average rate of 6.07% and mature within 90 days. No material amount of agreements was outstanding with any individual dealer.

     The securities underlying the agreements are book-entry securities and were delivered into the Bank's account maintained at the Federal Home Loan Bank of New York, or into a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. Mortgage loans underlying the agreements are held in safekeeping by the seller on behalf of the Bank. Securities purchased under resale agreements averaged approximately $11.1 million since the Bank began entering into these agreements during November 1997, and the maximum amount outstanding at any month-end during 1997 was $15.0 million.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

(3)  Securities Available for Sale
----------------------------------

     The amortized cost and approximate fair value of securities available for sale at December 31, 1997 are summarized as follows (in thousands):


                                               Amortized  Unrealized  Unrealized    Fair
                                                 cost       gains       losses      value
                                               ---------  ----------  -----------  -------
Debt securities:
   U.S. Treasury                                $ 84,877         921         (47)   85,751
   States and political subdivisions               1,760         110           -     1,870
   Corporate                                       6,933         121           -     7,054
                                                --------       -----      ------   -------
                                                  93,570       1,152         (47)   94,675
                                                --------       -----      ------   -------

Mortgage-backed securities:
   Collateralized mortgage obligations           100,037         673        (746)   99,964
   Government National Mortgage Association       31,515       1,091          (7)   32,599
   Federal National Mortgage Association          24,282         223         (22)   24,483
   Freddie Mac                                   114,922       1,108        (121)  115,909
                                                --------       -----      ------   -------
                                                 270,756       3,095        (896)  272,955
                                                --------       -----      ------   -------

Asset-backed securities:
   Home equity                                    61,983          36         (78)   61,941
   Student Loans                                   9,475           -         (24)    9,451
   Auto                                            3,515          15           -     3,530
                                                --------       -----      ------   -------
                                                  74,973          51        (102)   74,922
                                                --------       -----      ------   -------

Equity securities - Common stock                   5,693       1,170        (134)    6,729
                                                --------       -----      ------   -------
                                                $444,992       5,468      (1,179)  449,281
                                                ========       =====      ======   =======

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

(3)  Securities Available for Sale, Continued
---------------------------------------------

     Scheduled contractual maturities of securities, other than equity securities, at December 31, 1997 are as follows (in thousands):

                                                 Amortized   Fair
                                                   cost      value
                                                 ---------  -------
           Within one year                        $ 17,079   17,103
           After one year through five years       121,643  122,663
           After five years through ten years       76,169   76,705
           After ten years                         224,408  226,081
                                                  --------  -------
                                                  $439,299  442,552
                                                  ========  =======

     The amortized cost and approximate fair value of securities available for sale at December 31, 1996 are summarized as follows (in thousands):

                                               Amortized  Unrealized  Unrealized    Fair
                                                 cost       gains       losses      value
                                               ---------  ----------  -----------  -------
Debt securities:
   U.S. Treasury                                $ 84,716         723        (219)   85,220
   U.S. government agencies                        5,012           -          (8)    5,004
   States and political subdivisions               1,942          99           -     2,041
   Corporate                                         999           1           -     1,000
                                                --------       -----      ------   -------
                                                  92,669         823        (227)   93,265
                                                --------       -----      ------   -------
Mortgage-backed securities:
   Collateralized mortgage obligations           104,244         133      (2,385)  101,992
   Government National Mortgage Association       44,966         931        (117)   45,780
   Federal National Mortgage Association          28,487          20        (251)   28,256
   Freddie Mac                                   109,903         475      (1,546)  108,832
                                                --------       -----      ------   -------
                                                 287,600       1,559      (4,299)  284,860
                                                --------       -----      ------   -------

Asset-backed securities - Home equity             28,090          36        (128)   27,998
                                                --------       -----      ------   -------

Equity securities - Common stock                   3,115         594         (97)    3,612
                                                --------       -----      ------   -------
                                                $411,474       3,012      (4,751)  409,735
                                                ========       =====      ======   =======

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Note to Consolidated Financial Statements, Continued

(3)  Securities Available for Sale, Continued
---------------------------------------------

     Gross realized gains (losses) on sales of securities available for sale are summarized as follows (in thousands):

                                           1997     1996     1995
                                         --------   ----    ------
         Realized gains                    $1,195    896     2,442
         Realized losses                     (285)  (320)     (965)
                                           ======   ====    =+====

     At December 31, 1997, approximately $5.0 million of U.S. Treasury Notes were pledged under a collateral agreement with the Federal Reserve Treasury, Tax and Loan Program and $19.0 million of U.S. Treasury Notes were pledged as collateral under reverse repurchase agreements.

(4)  Securities Held To Maturity
--------------------------------

     The Bank's held to maturity securities consist of money market preferred stock which matures approximately every 49 days. Cost approximates fair value at December 31, 1997 and 1996. Each maturity and subsequent reinvestment in the stock during the year is included in the accompanying consolidated statements of cash flows as maturities and purchases, respectively. Aside from the rollover of that investment, there were no maturities of held to maturity debt securities in 1997 and 1996. There were no sales of, or transfers to or from, securities classified as held to maturity in either year.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Note to Consolidated Financial Statements, Continued

(5)  Loans
----------

     Loans receivable at December 31, 1997 and 1996 consist of the following (in thousands):


                                                     1997       1996
                                                  ----------  --------
          Real estate:
                 Residential conventional          $392,846   360,573
                 Residential home equity             13,587    11,337
                 Commercial                         151,266   139,998
                 Construction                        10,791    12,493
                                                   --------   -------
                                                    568,490   524,401
                                                   --------   -------
              Consumer installment:
                 Mobile home                         22,747    21,406
                 Vehicle                              7,306    18,747
                 Guaranteed student                  10,975    10,702
                 Other                               24,640    22,412
                                                   --------   -------
                                                     65,668    73,267
                                                   --------   -------

              Commercial                              4,893     4,895
                                                   --------   -------
                       Total loans                  639,051   602,563

              Net deferred costs and discounts        3,266     2,462
              Allowance for loan losses              (6,921)   (6,539)
                                                   --------   -------
                       Loans, net                  $635,396   598,486
                                                   ========   =======

     Non-accrual loans amounted to $3,047,000, $4,718,000 and $3,955,000 at
          December 31, 1997, 1996, and 1995, respectively, representing .47%, .78% and .74% of total loans. Interest income that would have been recorded if the loans had been performing in accordance with their original terms amounted to $245,000, $325,000 and $367,000 in 1997,
          1996 and 1995, respectively.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Note to Consolidated Financial Statements, Continued

(5)  Loans, Continued
---------------------

     Mortgage loans sold amounted to $33.8 million, $26.1 million, and $30.1 million for the years ending December 31, 1997, 1996, and 1995, respectively. Servicing fee income included in loan fees in the consolidated statements of income amounted to $424,000, $363,000, and $274,000 in 1997, 1996, and 1995, respectively.

     Mortgages serviced for others by the Bank amounted to $152.5 million and $129.0 million at December 31, 1997 and 1996, respectively. At December 31, 1997, the Bank maintained $3 million in fidelity blanket bond coverage and under its mortgage impairment insurance policy, maintained errors and omissions coverage of $2 million per commercial and residential mortgage occurrence.

     At December 31, 1997, the Bank had outstanding commitments to originate loans of approximately $44.2 million with $14.6 million at fixed rates and $29.6 million at variable rates.

     Changes in the allowance for loan losses in 1997, 1996 and 1995 were as follows (in thousands):

                                                     1997      1996    1995
                                                   ---------  ------  ------
    Balance, beginning of year                      $ 6,539   4,707   4,192
    Provision for loan losses                         1,493   2,187   1,016
    Charge-offs                                      (1,362)   (436)   (556)
    Recoveries on loans previously
     charged-off                                        251      81      55
                                                    -------   -----   -----
    Balance, end of year                            $ 6,921   6,539   4,707
                                                    =======   =====   =====

     Approximately 96.5% of the Bank's mortgage and consumer loans are in New
          York State. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in this primary market area.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Note to Consolidated Financial Statements, Continued

(6)  Premises and Equipment
---------------------------

     A summary of premises and equipment at December 31, 1997 and 1996 follows
          (in thousands):

                                                                     1997      1996
                                                                   ---------  ------
     Land                                                            $ 1,049   1,049
     Buildings and improvements                                       17,230  10,996
     Furniture and equipment                                          14,820   9,785
                                                                     -------  ------
                                                                      33,099  21,830
     Less accumulated depreciation and amortization                   10,791   8,590
                                                                     -------  ------
                                                                     $22,308  13,240
                                                                     =======  ======

     Minimum rental commitments for premises and equipment under noncancellable operating leases at December 31, 1997 follows (in thousands):

     Year ending December 31:
     1998                                                                       $  612
     1999                                                                          658
     2000                                                                          671
     2001                                                                          674
     2002                                                                          681
     Later years                                                                 6,603
                                                                                ------
        Total minimum lease payments                                            $9,899
                                                                                ======

        Real estate taxes, insurance and maintenance expenses related to these leases are obligations of the Bank. Rent expense was $534,000, $414,000, and $271,000 in 1997, 1996 and 1995, respectively, and is included in occupancy expense.

        During 1997, the Bank completed construction of a new Administrative
             Center. Included in premises and equipment at December 31, 1997 and 1996 are $11.7 million and $1.8 million, respectively, of costs, net of accumulated depreciation, relating to this new facility.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Note to Consolidated Financial Statements, Continued

(7)  Deposits
-------------

     Deposits consist of the following at December 31, 1997 and 1996 (in thousands):

                                                                         Weighted
                                                                          average       1997
                                                                            rate       Balance
                                                                         --------      -------
    Savings accounts                                                       3.34%      $297,020
                                                                                      --------

    Certificates maturing:
       Within one year                                                     5.52        355,534
       After one year, through two years                                   6.63        118,162
       After two years, through three years                                6.41         16,375
       After three years, through four years                               6.46          9,151
       After four years, through five years                                5.73            740
       After five years                                                    6.06          2,464
                                                                                      --------
                                                                           5.83        502,426
                                                                                      --------

    Checking accounts:
       Non-interest bearing                                                   -         27,689
       Interest-bearing:
           NOW accounts                                                    2.00         65,756
           Money market accounts                                           4.24         93,984
                                                                                      --------
                                                                                       187,429
                                                                                      --------
                                                                           4.51%      $986,875
                                                                           ====       ========

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Note to Consolidated Financial Statements, Continued

(7)  Deposits, Continued
------------------------

                                                Weighted
                                                 average       1996
                                                  rate        Balance
                                                --------      -------
    Savings accounts                             3.34%       $300,747
                                                             --------
    Certificates maturing:
       Within one year                           5.33         356,401
       After one year, through two years         6.01          69,923
       After two years, through three years      8.16          42,054
       After three years, through four years     6.96           8,992
       After four years, through five years      6.89           5,905
       After five years                          6.17           1,446
                                                             --------
                                                 5.72         484,721
                                                             --------

    Checking accounts:
       Non-interest bearing                         -          25,382
       Interest-bearing:
           NOW accounts                          2.00          55,901
           Money market accounts                 3.54          53,321
                                                             --------
                                                              134,604
                                                             --------
                                                 4.43%       $920,072
                                                 ====        ========

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(7)  Deposits, Continued
------------------------

     Generally, interest rates on certificates of deposit range from 3.68% to 9.50% at December 31, 1997.

     Interest expense in 1997, 1996 and 1995 is summarized as follows (in thousands):

                                                   1997     1996    1995
                                                 --------  ------  ------
          Savings accounts                        $10,124  10,353  11,636
          Certificates                             29,426  26,432  24,159
          NOW accounts                              1,120     955     901
          Money market accounts                     2,561   1,916   2,164
          Mortgagors' payments held in escrow         154     158     174
                                                  -------  ------  ------
                                                  $43,385  39,814  39,034
                                                  =======  ======  ======

     Included in 1995 interest expense is a special interest payment of $1,250,000 which was approved by the Board of Trustees of the Bank and paid on a pro rata basis on all interest-bearing accounts in recognition of the Bank's 125th anniversary.

     Certificates issued in amounts over $100,000 amounted to $88.6 million, $83.9 million, and $75.2 million at December 31, 1997, 1996 and 1995, respectively. Interest expense thereon approximated $5.2 million, $4.6 million, and $4.2 million in 1997, 1996 and 1995, respectively.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(8)  Other Borrowed Funds
-------------------------

     The Bank has a $127.8 million line of credit with the Federal Home Loan
       Bank (FHLB), secured by FHLB stock and the residential mortgage portfolio, which provides a secondary funding source for lending, liquidity, and asset/liability management.

     The Bank also pledged, to broker-dealers, U.S. Treasury Notes as collateral under agreements to repurchase. Under these agreements, the broker-dealers are required to transfer securities to the Bank upon maturity of the agreements, generally within 90 to 180 days after the transaction date.

     Information relating to outstanding borrowings at December 31, 1997 and 1996 is summarized as follows (in thousands):

                                                                      1997             1996
                                                                      ----             ----
     Short-term borrowings:
       Advances from Federal Home Loan Bank                           $     -         7,000
       Reverse repurchase agreements                                   18,783        20,008
                                                                      -------        ------
                                                                      $18,783        27,008
                                                                      =======        ======

     Long-term advances from FHLB, bearing fixed interest rates:
       5.72%, maturing on January 29, 2001                            $ 5,000         5,000
       6.59%, amortizing through July 31, 2012                          4,934             -
       6.37%, amortizing through December 22, 2012                      5,000             -

                                                                      -------        ------
                                                                      $14,934         5,000
                                                                      =======        ======


   Information relating to the reverse repurchase agreements at December 31, 1997 and 1996 is summarized as follows:
                                                             1997             1996
                                                             ----             ----
     Weighted average interest rate of reverse
       repurchase agreements                                 5.65%            5.42

     Maximum outstanding at any month end                 $28,961           24,675
       Average amount outstanding during the year          20,807           11,091
                                                          =======           ======

   The average amounts outstanding are computed using weighted monthly averages.
     Related interest expense for 1997 and 1996 was $1,158,000 and $576,000, respectively. The Bank had no such borrowings in 1995.

   The aggregate maturities of long-term advances from FHLB for each of the five years subsequent to December 31, 1997, are as follows: 1998, $395,000; 1999, $439,000; 2000, $468,000; 2001, $5,499,000; and 2002, $533,000.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(9)  Net Worth
--------------

   The changes in net worth for 1997, 1996 and 1995 follow (in thousands):

                                                        1997       1996     1995
                                                      ---------  --------  -------
      Net worth, beginning of year                     $115,664  107,653    81,322
      Net income                                         11,251   10,768     9,925
      Net change in unrealized gain (loss) on
       securities available for sale, net of taxes        3,556   (2,757)   16,406
                                                       --------  -------   -------

      Net worth, end of year                           $130,471  115,664   107,653
                                                       ========  =======   =======


   The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. As of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1997, the most recent notification from the Federal
     Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(9)  Net Worth, Continued
-------------------------

   The Bank's actual capital amounts and ratios are presented in the following table (in thousands):

                                                                      To Be Well
                                                   For Capital    Capitalized Under
                                                    Adequacy      Prompt Corrective
                                    Actual          Purposes      Action Provisions
                               ---------------- ---------------  ------------------
                                Amount   Ratio   Amount  Ratio    Amount     Ratio
                               -------- ------  -------  ------  ---------  -------
  As of  December 31, 1997:
    Total capital to
    risk-weighted assets       $134,920  21.81%  $49,490   8.00%    $61,863   10.00%

    Tier 1 capital to
    risk-weighted assets        127,999  20.69    24,745   4.00      37,118    6.00

    Tier 1 capital to
    average assets              127,999  10.96    35,050   3.00      58,416    5.00

  As of December 31, 1996:
    Total capital to risk-
     weighted assets            123,229  22.84    43,160   8.00      53,950   10.00

    Tier 1 capital to
    risk-weighted assets        116,690  21.63    21,580   4.00      32,370    6.00

    Tier 1 capital to
    average assets              116,690  10.77    32,492   3.00      54,154    5.00

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(10) Income Taxes
-----------------

   Total income taxes in 1997, 1996 and 1995 were allocated as follows (in thousands):

                                                          1997     1996     1995
                                                         -------  -------  ------
      Income from operations                              $6,259   6,278    5,144
      Net worth, for unrealized gain/loss
       on securities available for sale                    2,472  (1,917)  10,028
                                                          ======  ======   ======

   The components of income taxes attributable to income from operations in 1997, 1996 and 1995 are as follows (in thousands):

                                                            1997       1996      1995
                                                            ----       ----      ----
     Current:
         Federal                                           $5,858     5,640     4,353
         State                                                725     1,025     1,044
                                                           ------     -----     -----
                                                            6,583     6,665     5,397
                                                           ------     -----     -----
     Deferred:
         Federal                                             (312)     (387)     (253)
         State                                                (12)        -         -
                                                           ------     -----     -----
                                                             (324)     (387)     (253)
                                                           ------     -----     -----
                                                           $6,259     6,278     5,144
                                                           ======     =====     =====

   Income tax expense attributable to income from operations in 1997, 1996 and 1995 differs from the expected tax expense (computed by applying the Federal corporate tax rate of 35% to income before income taxes) as follows (in thousands):

                                                           1997     1996    1995
                                                         --------  ------  ------
      Expected tax expense                                $6,129   5,966   5,274
      Increase (decrease) attributable to:
         State income taxes, net of Federal benefit          471     666     679
         Dividends received deduction                       (375)   (434)   (436)
         Non-taxable interest income                         (34)    (68)   (386)
         Increase in valuation allowance for deferred
             tax assets                                       84     264      44
         Other                                               (16)   (116)    (31)
                                                          ------   -----   -----
                                                          $6,259   6,278   5,144
                                                          ======   =====   =====

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(10) Income Taxes, Continued
----------------------------

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                                   1997     1996
                                                                                 --------  -------
Deferred tax assets:
  Financial reporting allowance for loan losses                                  $ 2,838    2,681
  Deferred compensation                                                              759      576
  Post-retirement benefit obligation                                                 678      638
  Losses on investments in affiliates                                                535      490
  Net unrealized loss on securities available for sale                                 -      713
  Other                                                                              659      659
                                                                                 -------   ------
         Total gross deferred tax assets                                           5,469    5,757

         Valuation allowance                                                      (1,386)  (1,302)
                                                                                 -------   ------

         Net deferred tax assets                                                   4,083    4,455
                                                                                 -------   ------

Deferred tax liabilities:
  Tax allowance for loan losses, in excess of base
   year amount                                                                    (1,905)  (1,790)
  Net unrealized gain on securities available for sale                            (1,759)       -
  Prepaid pension costs                                                             (282)    (301)
  Other                                                                              (81)    (160)
                                                                                 -------   ------

         Total gross deferred tax liabilities                                     (4,027)  (2,251)
                                                                                 -------   ------

Net deferred tax asset                                                           $    56    2,204
                                                                                 =======   ======

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued

(10) Income Taxes, Continued
----------------------------


   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, availability of operating loss carrybacks, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income, the opportunity for net operating loss carrybacks, and projections for future taxable income over the periods which deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences, net of the existing valuation allowance, at December 31, 1997.

   At December 31, 1997, net worth includes approximately $11.1 million representing bad debt deductions taken under the provisions of the Internal Revenue Code. Federal legislation repealed this provision of the Tax Code thereby requiring the Bank to recapture $4.2 million in additions to the tax bad debt reserve for periods after the 1987 base year. At December 31, 1997, the deferred tax liability related to the tax allowance for loan losses in excess of the base year amount includes $1.5 million of Federal income taxes which the Bank will repay over tax years 1998 through 2003.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(11) Benefit Plans
------------------

   Pension Plan
   ------------

   The funded status of the Bank's pension plan and the amounts recognized in the financial statements as of December 31, 1997 and 1996 follow (in thousands):

                                                                            1997     1996
                                                                          --------  -------
       Actuarial present value of benefit obligation:
          Vested                                                          $ 5,172    4,174
          Non-vested                                                          251      467
                                                                          -------   ------
       Total accumulated benefit obligation                               $ 5,423    4,641
                                                                          =======   ======

       Projected benefit obligation for service rendered to date            6,936    6,084
       Plan assets at fair value                                            9,195    7,602
                                                                          -------   ------

       Plan assets in excess of projected benefit obligation                2,259    1,518
       Unrecognized net asset being recognized over 10 years                  (60)    (122)
       Unrecognized net gain                                               (1,653)    (799)
       Prior service cost not yet recognized in net periodic
          pension costs                                                        10       14
                                                                          -------   ------

       Prepaid pension costs, included in other assets                    $   556      611
                                                                          =======   ======

   Net pension cost in 1997, 1996, and 1995 is comprised of the following (in thousands):

                                                                             1997      1996     1995
                                                                           -------   -------   ------
   Service cost, benefits earned during the year                           $   383     340        277
   Interest cost on projected benefit obligation                               452     422        385
   Actual return on plan assets                                             (1,698)   (949)    (1,133)
   Net amortization and deferral                                             1,023     366        640
                                                                           -------   -----     ------
      Net periodic pension cost                                            $   160     179        169
                                                                           =======   =====     ======


                            LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued

(11) Benefit Plans, Continued
-----------------------------

   The principal actuarial assumptions used in 1997, 1996 and 1995 were as follows:

                                                                   1997   1996   1995
                                                                   ----   ----   ----
                   Discount rate                                   7.25%  7.75%  7.50%
                   Expected long-term rate of return on assets     8.00   8.00   8.00
                   Assumed rate of future compensation increase    5.00   5.50   5.50
                                                                   ====   ====   ====

   The plan assets are in mutual funds consisting primarily of listed stocks and bonds, government securities and cash equivalents.

   401(k) Plan
   -----------

   All employees are also eligible to participate in a Bank sponsored 401(k) plan. Participants may make contributions to the Plan in the form of salary reductions of up to 15% of their eligible compensation subject to the Internal Revenue Code limit. The Bank contributes an amount to the Plan equal to 50% of employee contributions, up to a maximum of 6% of the employee's eligible compensation. The Bank's contribution was $196,000, $169,000 and $143,000 in 1997, 1996 and 1995, respectively.

   Other Post-retirement Benefits
   ------------------------------

   In addition to providing pension benefits, the Bank provides post-retirement health care and life insurance benefits for substantially all full-time employees and their beneficiaries (and dependents) if they reach normal retirement age while working for the Bank.

   The components of net periodic post-retirement benefit cost for the years ended December 31, 1997, 1996, and 1995 are as follows (in thousands):

                                                       1997    1996  1995
                                                       ----    ----  ----
                   Service cost                        $  64     64    49
                   Interest cost                          99    105   101
                   Net amortization and deferral         (11)     -     -
                                                       -----   ----  ----
                      Total cost                       $ 152    169   150
                                                       =====   ====  ====

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued

(11) Benefit Plans, Continued
-----------------------------

   The accumulated post-retirement benefit obligation recognized as of December
     31, 1997 and 1996 is as follows (in thousands):

                                                                            1997    1996
                                                                            ----    ----
   Fully eligible active participants                                      $   86     45
   Active participants not yet eligible                                       559    427
   Retirees                                                                   963    798
   Unrecognized net gain                                                       46    285
                                                                           ------  -----
      Total accumulated post- retirement benefit
       obligation,included in other liabilities                            $1,654  1,555
                                                                           ======  =====

   The post-retirement benefit obligation was determined using a discount rate of 7.25% for 1997 and 8.0% for 1996. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation initially ranged from 6.0% to 15.0% in 1998, depending on the specific plan, and was decreased to 5.0% in the year 2003 and thereafter, over the projected payout of benefits. The health care cost trend rate assumption can have a significant effect on the amounts reported. If the health care cost trend rate were increased one percent, the accumulated post-retirement benefit obligation as of December 31, 1997 would have increased by 4.1%, and the aggregate of service and interest cost would increase by 1.4%. However, the plan limits the increase in the Bank's annual contributions to the plan for most participants to the increase in base compensation for active employees.

   Other Plans
   -----------

   The Bank also sponsors two non-qualified compensation plans, one for officers and one for employees. Awards are payable if certain earnings and performance objectives are met. Awards under these plans were $1,153,000, $1,202,000 and $1,173,000 in 1997, 1996 and 1995, respectively.

   The Bank also maintains a supplemental benefit plan for certain executive officers that is funded by the Bank through life insurance contracts.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(12)  Fair Value of Financial Instruments
-----------------------------------------

   The carrying value and estimated fair value of the Bank's financial instruments, all of which are non-trading, are as follows (in thousands):

                                                   December 31, 1997
                                              --------------------------
                                                Carrying  Estimated fair
                                                 value        value
                                                 -----        -----
   Financial assets:
      Cash and cash equivalents               $   36,613      36,613
      Securities available for sale              449,281     449,281
      Securities held to maturity                 17,000      17,000
      Loans                                      635,396     646,988
      Accrued interest receivable                  7,085       7,085
      Federal Home Loan Bank stock                 6,392       6,392

   Financial liabilities:
      Deposits                                $  986,975     989,550
      Mortgagors' payments held in escrow          8,746       8,746
      Borrowed funds                              33,717      33,917
      Accrued interest payable                       615         615

   Unrecognized financial instruments:
      Commitments to extend credit            $   44,152      44,152

                                                   December 31, 1996
                                              --------------------------
                                                Carrying  Estimated fair
                                                 value        value
                                                 -----        -----
   Financial assets:
      Cash and cash equivalents               $   16,219      16,219
      Securities available for sale              409,735     409,735
      Securities held to maturity                 38,000      38,000
      Loans                                      598,486     604,000
      Accrued interest receivable                  6,348       6,348
      Federal Home Loan Bank stock                 5,394       5,394

   Financial liabilities:
      Deposits                                $  920,072     923,796
      Mortgagors' payments held in escrow          8,773       8,773
      Borrowed funds                              32,008      31,863
      Accrued interest payable                       330         330

   Unrecognized financial instruments:
      Commitments to extend credit            $   34,193      34,193

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued

(12)  Fair Value of Financial Instruments, Continued
----------------------------------------------------

   Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in these estimates. Fair value estimates, methods, and assumptions are set forth below for each type of financial instrument.

   Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument, including judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   Cash and Cash Equivalents
   -------------------------

   The carrying value approximates the fair value because the instruments mature in 90 days or less.

   Securities
   ----------

   The fair values are estimated based on quoted market prices supplied by the Bank's custody agent and investment broker.

   Loans
   -----

   Residential revolving home equity and personal and commercial open ended lines of credit reprice as the prime rate changes. Therefore, the carrying values of such loans, totalling $16.1 million and $14.0 million at December 31, 1997 and 1996, respectively, approximate their fair value.

   The fair value of fixed-rate performing loans is calculated by discounting scheduled cash flows through the estimated maturity using the Bank's current origination rates. The estimate of maturity is based on the Bank's contractual cash flows adjusted for prepayment estimates based on current economic and lending conditions. Fair value for significant nonperforming loans is based on carrying value which does not exceed recent external appraisals of any underlying collateral.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(12) Fair Value of Financial Instruments, Continued
---------------------------------------------------

   Deposits
   --------

   The fair value of deposits with no stated maturity, such as savings, money market, checking, as well as mortgagors' payments held in escrow, is equal to the amount payable on demand as of December 31, 1997 and 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, using rates currently offered for deposits of similar remaining maturities.

   Borrowed Funds
   --------------

   The fair value of the Bank's borrowed funds is calculated by discounting scheduled cash flows through the estimated maturity using current market rates.

   Other Assets and Liabilities
   ----------------------------

   The fair value of the Bank's accrued interest receivable on loans and investments and accrued interest payable to depositors approximates the carrying value because all interest is receivable or payable in 90 to 120 days.

   Commitments to Extend Credit
   ----------------------------

   The fair value of the Bank's commitments to extend credit approximates the notional amount of the agreements because of the short-term (90 to 120 days) commitment period or because they reprice as market rates change.

                             LOCKPORT SAVINGS BANK
                               AND SUBSIDIARIES

             Notes to Consolidated Financial Statements, Continued


(13) Plan of Reorganization and Stock Issuance
----------------------------------------------

   On September 15, 1997, the Board of Trustees of LSB unanimously adopted a
     Plan of Reorganization (the Plan) whereby LSB will be reorganized into a New York chartered two-tiered mutual holding company.

   The Reorganization will be accomplished in the following manner: (i) LSB will organize an interim stock savings bank as a wholly-owned subsidiary (Interim One); (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary (Interim Two); (iii) Interim One will organize Niagara Bancorp, Inc., (the Company) as a wholly-owned subsidiary; (iv) LSB will exchange its charter for a New York stock savings bank charter to become the Stock Bank and Interim One will exchange its charter for a New York mutual holding company charter to become the Mutual Holding Company ("MHC"); (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for membership interests in the MHC; and (vii) the MHC will contribute the capital stock of the Stock Bank to the Company, and the Stock Bank will become a wholly-owned subsidiary of the Company. Contemporaneously with the Reorganization, the Company will offer for sale in the stock offering shares of common stock representing the pro forma market value of the Company and the Bank. Each savings account of LSB at the time of Reorganization will become a savings account in the newly-formed bank in the same amount and upon the same terms and conditions, except the holder of each such deposit account will have liquidation rights with respect to the MHC rather than the Bank.

   LSB has applied to the Federal Reserve Board, the New York State Banking
     Department, the FDIC and the SEC for approval of transactions contemplated by the Plan. The Plan authorizes the Company to offer stock in one or more stock offerings up to a maximum of 49% of the issued and outstanding shares of its common stock. The common stock will be offered on a priority basis to depositors, employee benefit plans of LSB, certain other eligible subscribers, the community and a charitable foundation to be established pursuant to the Plan.

   The Company proposes to fund the foundation by contributing a number of authorized but unissued shares of common stock or grants of cash, securities or other assets to the foundation, immediately following the conversion. Such contribution, once made, will not be recoverable by the Company or the Bank. The Company will recognize expense equal to the fair value of the stock, cash, securities or other assets in the quarter in which the contribution occurs, which is expected to be the first or second quarter of 1998. Such expense will reduce earnings and have a material impact on the Company's earnings for such quarter and for 1998.

   The costs of the Reorganization and offering will be deferred and reduce the proceeds from the shares sold in the offering. If the Reorganization and offering are not completed, all costs will be charged to expense.